UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 18, 2015
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28 and 30 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers.

SELECTED INQUIRIES RECEIVED THROUGH MAY 8, 2015

1.
Your newly reported North Asia region financial results were very strong in Q1 overall and Y/Y.  Most notably, Net Revenue and Operating Margins expanded significantly. Please describe the external and internal drivers of these results and their sustainability.

We attribute this to better efficiency; spot market buying opportunities during the latter part of the quarter; higher tonnage and volumes; and customers who were focused more on delivery and execution versus price concessions.

2.	What impact did FX play in your financial results in the Quarter and what is the outlook for the full year?

We historically have never commented on currency impacts. We believe that we manage the impacts of currency fluctuations by billing and paying in the respective local currency whenever possible and by doing so in a timely manner. We've never used currency fluctuations as a rationale for explaining our earnings - positive or negative.

We would encourage you to refer to Question 15 of our Form 8-K Filed on May 26, 2010. Despite being five years old, this response is remarkably applicable to both what's going on today and how we view foreign currency fluctuations. We would also refer you to "Foreign Exchange Risk" on page 20 of our Form 10-Q filed on May 7, 2015.

3.
In your 1Q press release, you stated, “we remain committed to our objective of returning the company to sustainable double digit growth”. Can you please provide the key drivers/assumptions that you are using to get to your double digit growth objective?

Global trade is not growing at the pace it once was. However, we currently handle less than 5% share in the regions where we compete. This leaves a lot of business opportunities for us to grow and achieve our desired double digit growth. That said, our strategy is focused in areas where we need to grow or areas where we believe we have a distinct advantage that we can leverage. Our entire company is focused and aligned and we will deploy our greatest resources and assets in these areas. Our strategy is grounded with sound financial data that supports our beliefs. We are increasing our share of demand which is proven out by our increases in tonnage and volume, as compared with current general market growth. We have also worked very hard to reinvigorate the district sales process and believe that is also showing success.

4.	Can you provide more details around the strategic initiatives that you are implementing and the tangible results that you are seeing?

Our strategic initiatives focus on four areas where we believe there are opportunities for our company to grow or where we believe that we have a distinct advantage that we can leverage. Up to this point we have put a great deal of work into creating, refining and communicating our strategy internally. We believe that this creation, refinement and communication has resulted in the company showing a much stronger alignment and focus which, in turn, has led to additional business. We believe that we are seeing tangible results through the growth of our business volumes and our financial results.

For more specific details, we would also refer you back to Question 24 on our Form 8-K filed on October 24, 2014.

5.
From “10,000 feet”, can you describe what/where your current strengths are by service offering/geography and describe the services offerings/geographies that offer the most growth potential for Expeditors in the next 3-5 years (or longer)?

Historically, we have been thought of as a company that specializes in air, ocean and customs brokerage from Asia to North America. We believe there are opportunities to both leverage and expand our services beyond these markets and, at the same time, continue to grow in these regions. We also believe that all of our other service offerings (such as our Transcon, distribution and order management products) have an opportunity to grow at a faster pace than our traditional air, ocean or customs segments simply due to the relative size of these products. This is not to imply that we don't believe there are double digit opportunities for growth in air, ocean or customs, because there are. We feel that one of our distinct advantages as a company is that we offer such a broad spectrum of high level service offerings.

6.	How much of an impact could the Trans-Pacific Partnership have on international trade?

Theoretically at least, we would suppose a great deal. It's generally accepted that free trade agreements stimulate global trade. The quantification of how much growth will occur, particularly before the negotiations are complete, is understandably quite nebulous. The Trans-Pacific Partnership (or TPP), or maybe just how it's being negotiated, is , as we all probably know right now, emerging as a major controversy in the United States Congress.

Your use of the word "impact" is an interesting choice. "Impact" doesn't necessarily mean growth, and there are many who say the TTP is not really a free trade deal at all. Those who oppose the TPP contend that it affects not just trade issues, but many non-trade matters. In that light, they contend that it is a vehicle to provide the means to "impact" a host of things from creating a more aligned canon of international law that could undermine national sovereignty to decreasing access to affordable medicine and restricting access to public services.

While global trade agreements have typically increased the interdependencies of global economies, they have also created their share of "unintended consequences." So, those unintended "impacts' must also be factored into everyone's perceptions of what the TPP will mean, again assuming it's ever enacted and implemented. Just being humble freight forwarders allows us the luxury of watching those who are much smarter than we are deal with these weighty matters. We'll concentrate on the more mundane issues of providing exceptional customer service every day and formulating working solutions to ensure the viability of our customers' supply chains if and when the TPP becomes a reality.

7.	Did EXPD see a boost in volumes from NAFTA? Do you expect a similar benefit from the TPP?

We do not track business that has been generated as part of NAFTA. We do know that we have and continue to handle shipments that meet the NAFTA criteria, so it is fair to say that NAFTA did generate business for us. Given the large amount of historic trade between the US and Canada and the US and Mexico, the US's largest and third largest trade partners respectively, we are unsure how we would measure how much of the increase in business with those countries is exclusively a result of the NAFTA agreement.

Similarly, we are also unsure how we would distinguish any business exclusively generated by TPP from those ten of eleven countries involved in the negotiations (we don't currently have an office in Brunei) from the growth in the trade lanes we already service. With that said, TPP is intended to be a trade partnership and is expected to increase trade. An increase in trade is always good for a company such as ours.

8.	Is your goal of ‘sustainable double digit growth’ for net revenues [achievable]?

We've always focused our measurements on net revenue and operating income, as these figures tend to speak both on how we are growing and managing our business. We understand that gross revenue is also an important measurement of overall growth, however growth in gross revenues is not always reflective of "good" growth. We believe that these numbers tend to move with each other as they represent sell rates to our customers and the effect of buy rates from our carriers. We should say that we expect net revenue, operating income and gross revenue to all show double growth since they are somewhat connected.

9.	It seems that Q1 is normally the seasonal high for air freight net revenue margins. Why is that?

The first quarter is typically the time of year when carriers work to keep their aircraft in operation to service the historical crush of activity that occurs just prior to Chinese New Year and also guarantee capacity during March which is typically one of the larger months for airfreight. As a result, this period tends to create more opportunities for favorable spot buying rates from carriers than normally occur throughout the remainder of the year.

10.	Why was your airfreight net revenue margin so high in 2015 Q1? Should we expect airfreight net revenue margins for the rest of 2015 to be higher than their year ago levels as well?

Our costs dropped due to spot market buying opportunities in the very latter part of the first quarter of 2015. Because of timing issues, we did not have the ability to reduce our rates to customers at that same pace. We cannot make a guess, nor will we, about what to expect for the remainder of 2015.

We would also refer you to Management's Discussion and Analysis in our recently filed Form 10-Q for the first quarter of 2015.

11.
Your recent quarterly results are especially impressive considering the growth was accomplished in spite of the strong US dollar, which is a significant headwind to your financial results. On a constant currency basis, what would your growth have been in Q1 2015 and Q4 2014?

First, thank you for your comments on our first quarter results. As we have noted previously in our response to Question 2 on this Form 8-K above, we do not comment on the impact of currency with regard to our financial results. However, a strong US Dollar has the potential to create US imports, which is a strong market for Expeditors.

12.	Has the strong US dollar increased US import volumes?

We suspect that a strong US Dollar would lead to additional US volumes, however we have no way of knowing the actual impact to our organization. We had such strong market share gains in the first quarter, it is difficult for us to assess, and impossible for us quantify, how much of our volume increases were a result of US imports being subsidized by a strong US Dollar and how much was attributed to plain old share gains. This would be a better question for direct importers as they can provide details on their decision making with regards to the purchase and sale of goods.

13.	After many years of modal shift from air to ocean, is the lower cost of fuel leading some shippers to shift some of their shipments back to air?

We do not believe that our customers are shifting their shipments back to air based on lower fuel costs. We have seen customers shift from ocean to air in response to the recent West Coast port issues, but we believe this is likely a temporary shift. Most shippers have not seen the reduction in costs as carriers have not been able to pass on these perceived savings due to the fact that many have hedged fuel and are not seeing actual reductions in their fuel cost. The other factor is that the cost of shifting back to air after having successfully switched to ocean, is a very hard pill to swallow from a cost standpoint.

14.	Have US ports reached their capacity?

We don't feel that most US ports have reached their capacity, but, in our opinion, we do feel that they are experiencing challenges.

15.	What ancillary businesses could your team of best-in-class service professionals help your customers with?

We would direct you to Tradewin Consulting Services, LLC. Our Tradewin subsidiary has been operating since 1997 and has a specific focus on providing services relative to trade compliance and other international transportation related matters. You can learn more about Tradewin and its' service offerings at www.tradewin.net.

16.	Do you sell your technology as a separate product from your freight forwarding? For example, CH Robinson’s Managed TMS, or Thomson Reuters’ recently launched OneSource Global Trade.

We believe that our technology is a key differentiator in our service offerings to our customers and have chosen not to sell our technology as a stand-alone offering. The one exception to this practice is our Tradeflow offering. We do sell usage of this system and it is used by many customers to keep items such as part/sku lists with associated tariff numbers; screen for denied parties; and keep track of supplier details.

17.
You say March was the most profitable month in the history of the company, but it was also the month where you saw 1Q’s weakest Y/Y volumes in both air and ocean. What drove your success in March, beyond the typical back-end-loaded seasonal pattern of 1Q? Did these factors continue through April?

We believe that this is predominantly created by the timing of Chinese New Year and its related impact on spot market buying opportunities in the latter part of the quarter.

We would also refer you to Management's Discussion and Analysis in our recently filed Form 10-Q for the first quarter of 2015.

18.
In 1Q, you were able to significantly leverage operating expenses to drive 25% Y/Y growth in operating income, with net revenue growth of 14% far outpacing both labor and total operating costs each up 9%. This favorable gap between revenue and costs is substantial for a variable cost model like yours. What drove the leverage we saw in 1Q? Do you think you can continue to grow net revenues faster than labor costs, or do you expect this gap to close going forward?

Our rates from our carriers dropped at a faster rate than we had expected during the latter part of the quarter. We were unable to pass this reduction on to our customers as they were spot market generated and we questioned their sustainability. We also handled a large increase in volume due to the US West Coast port issues. We would most likely not be able to sustain this same level of volume on a long-term basis without additional headcount. We should note that, subsequent to the first quarter, as we experienced demonstrated stability in these lower buy rates, we reduced our rates to customers.

19.
You’ve now delivered 3 consecutive quarterly operating margins above 30% of net revenues, marking the first time this has happened since 2011. Do you see this recent favorable trend as a function of improved global freight market dynamics, or more as evidence that your strategic reassessment is driving a higher level of productivity across the company? Looking forward, what operating margin goals (% of net revenues) do you have for Expeditors?

We have always felt that 30% was a very high standard, but an achievable one. A review of our competitors' published operating margins would affirm our opinion of 30% being a high standard. We will continue to strive for this number, but understand that we are somewhat constrained on occasion as we are required to sell market competitive rates in order to stay in business. Our biggest opportunity for ongoing improvement with our operating margin is driving additional efficiencies in our operations. We can achieve these efficiencies by using our internal systems whenever possible; by designing consistent and stable processes; and by carrying out this work with an educated and motivated work force. As we've said many times before we believe we have shown that the best people in the industry work at Expeditors.

20.
So far in 2015, you’ve announced the pending retirements of James Wang and Jordan Gates. Will your labor expense reflect any material accruals for retirement bonuses related to these key personnel (or any other of your recent retirees)?

We heard loud and clear from our shareholders last year and because of that our Board of Directors implemented a strict policy prohibiting any future retirement bonuses. Therefore no accruals. The retirement package granted to Mr. Rose, our former CEO who retired in 2014, was a one-time deal and was funded by reducing the amounts otherwise available to the executive officers or other key employees under the Executive Compensation Plan (the "Plan") until paid in full and therefore will have no cumulative impact on net earnings available to shareholders or on cash flow when completed in the second quarter of 2015. Both Mr. Wang and Mr. Gates are paid from this Plan and will remain so until their retirements become effective. For additional information regarding our compensation, we would encourage you to read our current 2015 Proxy Statement which can be found at http://investor.expeditors.com/index.asp, and which can also be viewed on the SEC website.

21.
As an investor, I was pleased with last year's financial report. The decision by the Board to return more than 100% of operating cash flow to investors was a very welcome change. In the first quarter of 2015, management delivered a wonderful operating performance, however, I was dismayed by the lack of activity in Financing Cash Flows. Why did you purchase so little stock? Why accumulate $106 million in cash?

I encourage you to look at AutoZone, AZO, as a case study in capital allocation. AZO has returned 100% (more or less) of operating cash flow to investors for more than 10 years and the result has been staggering. AZO has consistently bought shares and not worried about market timing, as far as I can tell. Ten years ago, the 80 million shares outstanding were trading around $75 to $100, today the 33 million shares outstanding are around $700. Looking back at the past decade, did it really matter if those shares in 2005 were bought at $75 or $95? Or, was the value created in the persistent purchases?

So, if slightly higher stock prices are keeping you from buying back stock in this wonderful business, I encourage you to shift your thinking. Not repurchasing stock is creating a very large unseen (but real) opportunity cost.

We repurchase stock on a regular basis. During the first quarter of 2015 we repurchased and retired over one million shares of stock. We believe returning cash to our shareholders, as appropriate, through the repurchase of stock is the right thing to do. We are also mindful of another viewpoint that believes share repurchases do not always deliver the expected value and, in some circles, are actually starting to fall out of favor. Our current methodology includes reinvesting in the business where opportunities present themselves; using cash (not bury us in loans and debt) to manage and run our daily business; returning cash to our shareholders using stock repurchases and semi-annual dividend payments (we recently declared an upcoming semi-annual dividend for June 2015 of $0.36 per share, an increase of $0.04 per share from 2014); and to maintain cash on our balance sheet. Under this methodology, we fully expect to continue to return cash to our shareholders. We should also note that our methodology of increasing share repurchases and dividends over the last year and a half does not seem to have affected our share price.

22.
From your perspective, how does the current period of industry consolidation compare to the mid-2000s? With the purchases of APL Logistics and Toll Holdings, as well as the continued struggles at certain large international forwarders, do you view this environment as more or less conducive to share gains given competitors’ attrition relative to a decade ago?

We have always done well when there was consolidation in the industry, in fact the bigger the consolidation the better we seem to have done. That said, we're not sure that the kinds of consolidation that are occurring in the current market will present the same kinds of opportunities we saw a decade ago. We think the strategic growth opportunities in today's market are more from leveraging our strengths in existing markets than relying on the prospect of opportunities created from the fallout from competitor consolidation.

23.	Is the recent pace (i.e., ~$77 million/qtr) of share repurchases representative of the pace investors should expect moving forward?

We have never disclosed the pace at which we repurchase stock, nor do we ever intend to. As stated above in Question 21 of this Form 8-K, we believe returning cash to shareholders is very important, but it must be done using a balanced approach.

24.
Can you provide context to your continued development of the Transcon product? Particularly in the context of consolidation during 2015 of certain service providers in the US expedited surface transportation space, do you plan to accelerate the development/rollout of this product? Would you entertain an acquisition in this space to accelerate its development?

We continue to develop the Transcon product because we believe it is a strong service offering that integrates well with our other products and is expected to continue to grow and thrive. Our commitment to accelerating our Transcon product goes back a dozen years and is not dependent on current consolidations trends that you reference. As for your question on whether or not we would entertain an acquisition to accelerate this development, we will politely decline to comment, but our general thoughts on acquisitions are well known.

25.
What are your expectations for Airfreight/Ocean Freight’s net revenue per unit in 2015 relative to 2014?  Do you view 1Q15’s yields, particularly in Airfreight, as unsustainable and a product of the US West Coast port disruption or as representative for what investors should expect for the balance of 2015?

We would never make projections and expressing an expectation to us is just another form of projection. As we've said many times, the one thing we know about expressing expectations or projections, is that they will be wrong. The degree at which they will be wrong, of course, is the greater matter for conjecture.

The first quarter yields historically have never been sustainable throughout the remainder of the year for reasons noted on Questions 9, 17 and 18 of this Form 8-K above.

26.	Given low interest rates currently and your balance sheet strength, would you consider using debt to buy back stock?

Debt by definition means "the state of owing money." We don't believe leveraging the balance sheet of a non-asset based company such as ours would be in the best long-term or short-term interests of our shareholders. We plan to keep ourself debt free and continue with our current methodology of repurchasing stock using our cash.

27.	You’ve said in the past that you are targeting 10-15% growth in net revenue and EPS over the long-term. Do you think this is still achievable?

We do still believe double digit growth is a realistic and achievable goal for us. Over the last four quarters we have seen growth in net revenues, EPS and operating income as follows:

	Net revenue	EPS	Operating income
First Quarter 2015	14%	31%	25%
Fourth Quarter 2014	9%	24%	18%
Third Quarter 2014	6%	18%	19%
Second Quarter 2014	3%	2%	(1)%

While we are still not where we would like to be, we really like the trend.

28.	What was the impact of currency in 1Q? What do you expect it to be for 2Q?

Please refer to Question 2 above on this Form 8-K.

29.	Why were ocean rates so strong in February, particularly relative to March? We understand that tougher comparisons explains some of it but was there any additional drivers for the strength?

There were three main driving factors: 1) more volume; 2) the timing of Chinese New Year; and 3) the carriers' unwillingness to reduce their rates.

30.	Could you provide some more detail on the strategic initiatives that you are implementing/have implemented recently?

We refer you to Question 24 on our Form 8-K filed on October 24, 2014.

31.	Does Expeditors International have a direct purchase and dividend reinvestment stock plan?

The only form of dividend reinvestment occurs through employees who participate in our Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 18, 2015	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

May 18, 2015	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer